Exhibit 99.1

Investor Inquiries:
Lara Mahoney
(440) 329-6393

INVACARE CORPORATION REPORTS IMPROVED EARNINGS AND ORGANIC SALES GROWTH FOR ITS THIRD QUARTER

ELYRIA, Ohio – (October 28, 2010) – Invacare Corporation (NYSE: IVC) today announced its financial results for the third quarter and the nine months ended September 30, 2010.

CEO SUMMARY

Commenting on Invacare’s 2010 third quarter results, Gerald B. Blouch, interim Chief Executive Officer, stated, “In the third quarter, Invacare continued to deliver results to its shareholders by growing earnings and organic sales. Adjusted earnings per share(a) for the quarter increased 8% over the third quarter last year to $0.56.  The Company continued its focus on organic sales growth with an increase of 2.4% compared to last year’s third quarter.  Gross margins continued to increase with a sequential improvement of 0.7 of a percentage point versus second quarter this year.  In addition, the Company generated $17.2 million in free cash flow(d), which was strong in light of the working capital required to support organic sales growth for the quarter.”

Focusing on the outlook for 2010, Blouch continued, “Invacare narrows its previous 2010 guidance on adjusted earnings per share(a) to $1.78 to $1.83 from $1.75 to $1.85. In regards to free cash flow(d), the Company is raising its guidance to $80 million to $90 million, previously $75 million to $80 million. Additionally, the Company has completed a refinancing of its senior credit facilities that, in conjunction with the previously announced tender offer for the Company’s outstanding 9 ¾% senior notes, could result in significant interest savings going into 2011. If all of the senior notes are not purchased in the tender offer, Invacare intends to redeem the remaining senior notes at the call date in February 2011.”

HIGHLIGHTS FOR THE THIRD QUARTER

•
Earnings per share on a GAAP basis increased 14%  to $0.48 versus $0.42 last year, with current quarter results negatively impacted by $0.11 ($3.7 million net after-tax expense) as a result of the Company’s election to extinguish higher interest rate debt

•	Adjusted earnings per share(a) increased 8% to $0.56 versus $0.52 last year
•	Free cash flow(d) of $17.2 million versus free cash flow(d) of $44.7 million last year
•	Reported net sales increased 0.8% and organic net sales increased 2.4% compared to last year’s third quarter
•	Adjusted EBITDA(e) increased to $42.2 million versus $40.1 million last year
•	Debt outstanding decreased by $18.6 million, leading to an improved ratio of debt to adjusted EBITDA(e) of 1.9, as compared to 2.6 for the third quarter last year

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the third quarter was $0.48 ($15.6 million net earnings) as compared to earnings per share for the same period last year of $0.42 ($13.5 million net earnings).  Current quarter GAAP earnings per share were negatively impacted by $0.11 ($3.7 million net after-tax expense) as a result of the Company’s election to extinguish higher interest rate debt. Adjusted earnings per share(a) were $0.56 for the third quarter of 2010 as compared to $0.52 for the third quarter of 2009.  Adjusted net earnings(b) for the quarter were $18.2 million versus $16.7 million for the third quarter last year.  Adjusted earnings before income taxes(c) for the third quarter were $25.4 million as compared to $21.0 million for the third quarter last year.  The significant improvement in adjusted net earnings(b) for the quarter was primarily driven by net sales growth, lower selling, general and administrative (SG&A) expense and reduced interest expense partially offset by a slightly reduced gross margin and an increased effective tax rate.  The Company’s interest expense in the quarter benefited from the pay down of higher interest rate debt during the first nine months of this year.

Net sales for the quarter increased 0.8% to $437.5 million versus $434.0 million last year. Foreign currency translation decreased net sales by 2.2 percentage points and an acquisition increased net sales by 0.6 of a percentage point.  Organic net sales for the quarter increased 2.4% over the same period last year driven by all segments except the Institutional Products Group.

Gross margin as a percentage of net sales for the third quarter decreased by 0.2 of a percentage point versus last year’s third quarter, but sequentially improved by 0.7 of a percentage point versus second quarter this year. The gross margin decline versus third quarter last year was related to commodity cost increases, freight costs and foreign exchange transactions.  Gross margins for North America/HME and Asia Pacific segments were favorable compared to last year’s third quarter; with Europe, IPG and Invacare Supply Group unfavorable.  The overall sequential gross margin improvement was driven by cost reduction activities and lower warranty expenses, which were partially offset by increased freight costs and commodity cost increases.

SG&A expense decreased 2.3% to $101.9 million in the quarter compared to $104.3 million in the third quarter of last year.  Foreign currency translation decreased SG&A expense by 1.4 percentage points while an acquisition increased SG&A expense by 1.8 percentage points.  Excluding foreign currency translation and an acquisition, SG&A expense decreased by 2.7% compared to the third quarter of last year primarily due to decreased bad debt expense and favorable foreign currency transactions offset by increased associate and legal expense.

Earnings per share on a GAAP basis for the nine months ended September 30, 2010 were $0.56 ($18.1 million net earnings) as compared to earnings per share for the same period last year of $0.74 ($23.5 million net earnings).  The 2010 GAAP earnings per share were negatively impacted by $0.68 ($22.1 million net after-tax expense) from early debt extinguishment charges. Adjusted earnings per share(a) were $1.19 for the first nine months of 2010 as compared to $0.95 for the same period last year.  Adjusted net earnings(b) for the first nine months of 2010 were $38.6 million versus $30.4 million for the same period last year.  Adjusted earnings before income taxes(c) for the first nine months of 2010 were $53.3 million as compared to $39.9 million for the same period last year. The significant improvement in adjusted net earnings(b) for the first nine months was primarily driven by net sales growth and improved gross margin, including cost reduction activities, and reduced interest expense, partially offset by higher SG&A and a higher effective tax rate.

Net sales for the nine months ended September 30, 2010 increased 2.1% to $1.27 billion versus $1.24 billion last year.  Foreign currency translation increased net sales by approximately 1.1 percentage points while an acquisition increased net sales by 0.3 of a percentage point. Organic net sales for the nine months ended September 30, 2010 increased 0.7% over the same period last year.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended September 30, 2010, NA/HME net sales increased 3.2% to $190.9 million compared to $185.1 million in the same period last year, driven by increased Rehab and Standard product line sales partially offset by a slight decline in Respiratory product line sales.  With foreign currency translation increasing net sales by 0.4 of a percentage point and an acquisition impact of 1.5 percentage points, organic net sales for NA/HME increased 1.3% for the quarter.

Rehab product line net sales increased by 2.6% compared to the third quarter last year, driven primarily by higher sales of custom power and consumer power products.  Standard product line net sales for the third quarter increased 0.7% compared to the third quarter of last year, driven by standard wheelchair and bed products.  Respiratory product line sales decreased slightly by 0.1% for the third quarter as compared to the third quarter of last year, primarily due to a reduction in sales of stationary concentrators related to a national account.

For the third quarter, NA/HME earnings before income taxes were $15.1 million as compared to earnings before income taxes of $9.6 million in the third quarter of last year, excluding a restructuring charge adjustment of $0.1 million pre-tax.  The increase of $5.5 million in earnings before income taxes was primarily the result of volume increases, cost reductions related to warranty and SG&A expense and lower interest expense.  These were partially offset by increased commodity costs.

For the first nine months of 2010, NA/HME net sales decreased 0.7% to $556.0 million compared to $559.9 million for the same period last year.  Foreign currency translation increased net sales by 0.9 of a percentage point while an acquisition increased net sales by 0.6 of a percentage point; organic net sales declined 2.2%.  Earnings before income taxes for the first nine months of 2010 were $37.1 million compared to earnings before income taxes of $25.2 million last year, excluding restructuring charges of $0.3 million pre-tax. The increase in earnings before income taxes was primarily the result of cost reductions.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the third quarter increased 6.2% to $75.2 million compared to $70.8 million for the same period last year.  The net sales increase was attributable to continued growth in sales to national providers, particularly in diabetic and incontinence products. Earnings before income taxes for the third quarter of 2010 were $2.2 million compared to $1.6 million last year as a result of increased volumes, lower SG&A expenses including bad debt and associate costs, partially offset by increased freight costs.

For the first nine months of 2010, ISG net sales increased 6.4% to $217.7 million compared to $204.7 million for the same period last year.  Earnings before income taxes for the first nine months of 2010 increased to $4.4 million as compared to $3.5 million last year of as a result of increased volumes and lower SG&A expenses partially offset by increased freight costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the third quarter decreased by 15.7% to $19.8 million compared to $23.5 million last year.  Foreign currency translation increased net sales by 0.3 of a percentage point. The net sales decrease was related to slowed capital equipment purchases primarily as a result of customer concerns surrounding the availability of financing in the current credit market and customer distraction related to Medicare nursing home reimbursement changes in the United States that were effective on October 1, 2010. Earnings before income taxes for the third quarter of 2010 decreased to $1.9 million as compared to $3.6 million last year primarily as a result of reduced volumes which negatively impacted margins and unfavorable foreign exchange impact related to the Canadian dollar.

For the first nine months of 2010, IPG net sales decreased 4.0% to $64.8 million compared to $67.5 million for the same period last year.  Foreign currency translation increased net sales by approximately 0.9 of a percentage point.  Earnings before income taxes for the first nine months of 2010 increased to $7.0 million as compared to $6.9 million last year, excluding restructuring charges of $0.2 million pre-tax, as a result of cost control efforts and lower interest costs offset by reduced volumes and unfavorable foreign currency impact related to the Canadian dollar.

EUROPE

For the third quarter, European net sales decreased 4.5% to $128.6 million versus $134.6 million last year.  Foreign currency translation decreased net sales by approximately 8.8 percentage points.  Organic net sales for the quarter increased by 4.3%, primarily related to increased Rehab and Respiratory product line sales.

For the third quarter, earnings before income taxes were $12.8 million as compared to $14.2 million last year, excluding restructuring charges of $1.8 million pre-tax last year.  The decrease in earnings before income taxes is largely attributable to higher material and inbound freight costs, unfavorable foreign currency translation to the U.S. dollar and increased SG&A expense related to associate costs partially offset by an increase in sales and gross margin improvements driven by favorable product mix.

For the first nine months of 2010, European net sales increased 2.6% to $369.4 million compared to $360.2 million for the same period last year.  Foreign currency translation decreased net sales by 0.2 of a percentage point.  Earnings before income taxes for the first nine months of 2010 increased to $26.6 million as compared to $25.8 million last year, excluding restructuring charges of $2.4 million pre-tax last year, as a result of sales growth and material cost reductions partially offset by higher freight cost, unfavorable foreign currency translations related to the U.S. dollar and increased SG&A expense primarily related to associate costs.

ASIA/PACIFIC

For the third quarter, Asia/Pacific net sales increased 14.4% to $23.0 million versus $20.1 million last year.  Foreign currency translation increased net sales by 6.7 percentage points; the organic net sales increased 7.7%.  The net sales increase continues to be driven by the Company's New Zealand distribution business and increased demand for product from the Company's subsidiary which produces microprocessor controllers.  For the third quarter, earnings before income taxes were $2.9 million as compared to $0.8 million last year, excluding restructuring charges of $0.4 million pre-tax.  The increase in earnings is primarily attributable to increased volumes, favorable impact of foreign currency partially offset by increased SG&A expense related to associate costs.

For the first nine months of 2010, Asia/Pacific net sales increased 19.6% to $62.6 million compared to $52.4 million for the same period last year.  Foreign currency translation increased net sales by 15.6 percentage points.  Earnings before income taxes for the first nine months of 2010 increased to $6.2 million as compared to $1.3 million last year, excluding restructuring charges of $1.1 million pre-tax, primarily as a result of increased volumes and the favorable impact of foreign currency.

FINANCIAL CONDITION

Total debt outstanding (including the debt discount as described below) was $274.5 million at September 30, 2010 as compared to $293.1 million at June 30, 2010, $321.6 million at December 31, 2009, and $372.8 million at September 30, 2009.  The Company’s balance sheet reflects the impact of the debt discount in accordance with Convertible Debt, ASC 470-20 which reduced debt and increased equity by $27.1 million as of September 30, 2010, by $30.6 million as of June 30, 2010, by $48.3 million as of December 31, 2009 and by $49.4 million as of September 30, 2009.  The debt discount decreased $3.5 million during the quarter, primarily as a result of the extinguishment of convertible debt.

The generation of free cash flow(d) resulted in the Company reducing debt outstanding (including the debt discount described above) by $18.6 million during the quarter. The Company’s cash and cash equivalents at September 30, 2010 were $32.1 million compared to $31.2 million at June 30, 2010, $37.5 million at December 31, 2009, and $28.1 million at September 30, 2009.  At the end of the quarter, the Company had $39.5 million drawn on its $150 million revolving credit facility. During the quarter, the Company retired an aggregate of $8.2 million of the principal balance on the outstanding convertible debt. As of September 30, 2010, the Company’s ratio of debt, as defined in the credit agreement, to adjusted EBITDA(e) improved to 1.9 as compared to 2.2 as of December 31, 2009 and 2.6 as of September 30, 2009.

Invacare reported $17.2 million of free cash flow(d) in the third quarter of 2010 as compared to $44.7 million of free cash flow(d) in the third quarter of 2009.  The third quarter 2010 free cash flow(d) was driven by increased profitability, partially offset by increases in accounts receivable and inventory and a decrease in accounts payable.  The primary difference in free cash flow between the quarters was the impact on working capital from the level of organic sales. The organic sales increase of 2.4% in the third quarter this year caused an increase in working capital, while an organic sales decrease of 2.2% in the third quarter last year led to lower working capital.

Days sales outstanding were 52 days at the end of the third quarter of 2010 versus 54 days at the end of third quarter 2009 and 52 days at the end of 2009.  Inventory turns were 6.0 at the end of the third quarter of 2010, improved from 5.7 at the end of third quarter in 2009 but down slightly from 6.2 at the end of 2009.

OUTLOOK

During the third quarter, the Company met its internal plan despite weakened foreign exchange rates compared to the U.S. dollar. At the beginning of Europe’s fourth quarter, which started in September, European foreign exchange rates strengthened against the U.S. dollar. As the third quarter ended, certain commodity costs were on the rise, particularly aluminum.  The Company will continue to manage through these issues, and maintains a range on its guidance in light of the volatility of commodities and foreign exchange rates.

Focusing on reimbursement in the United States, there have been no significant updates related to National Competitive Bidding, as the contract winners in the first nine metropolitan areas have yet to be announced. The Company does not expect National Competitive Bidding to have an impact on its 2010 results.

As previously announced, the Company entered into a new $400 million senior revolving credit facility. Borrowings under the new revolver will bear interest of LIBOR plus a margin of 2.50%.  While this is a higher interest rate than the Company’s previous revolver of LIBOR plus a margin of 1.25%, the increased capacity is expected to be used, in part, to repurchase the Company’s approximately $146 million outstanding 9 ¾% high-yield senior notes. The Company is currently conducting a tender offer for the senior notes.  If any or all of the senior notes are not purchased in the tender offer, Invacare intends to redeem the remaining notes in February 2011, subject to the Company’s discretion and the terms of the notes and related indenture.

With these factors in mind, the Company is updating its guidance on the following:

•	Organic net sales growth of approximately 1%, previously 0% - 1%;

•	Adjusted earnings per share(a) of $1.78 to $1.83, previously $1.75 to $1.85;

•	Free cash flow(d) between $80 million and $90 million, previously $75 million to $85 million;

•	Effective tax rate between 27-28% on adjusted annual earnings, previously 27%; and

•	Adjusted EBITDA(e) between $145 million and $155 million (unchanged).

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding – assuming dilution, excluding the dilutive impact of the convertible debt.  The Company is including the dilutive effect of shares necessary to settle the conversion spread on its convertible debentures  in the GAAP earnings per share calculation.  The share adjustment is 41,000 shares for the nine months ended September 30, 2010. For adjusted earnings per share, the Company has excluded the shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($2.2 million and $4.1 million pre-tax for the quarter and nine months ended September 30, 2009), amortization of the convertible debt discount recorded in interest expense ($0.8 million and $2.5 million pre-tax for the quarter and nine months ended September 30, 2010 compared to $1.1 million and $3.1 million pre-tax for the quarter and nine months ended September 30, 2009), loss on debt extinguishment including debt finance charges and fees ($3.7 million and $22.1 million pre-tax for the quarter and nine months ended September 30, 2010) and changes in tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings before income taxes excluding the impact of restructuring charges ($2.2 million and $4.1 million pre-tax for the quarter and nine months ended September 30, 2009),  amortization of the convertible debt discount recorded in interest expense ($0.8 million and $2.5 million pre-tax for the quarter and nine months ended September 30, 2010 compared to $1.1 million and $3.1 million pre-tax for the quarter and nine months ended September 30, 2009) and loss on debt extinguishment including debt finance charges and fees ($3.7 million and $22.1 million pre-tax for the quarter and nine months ended September 30, 2010).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(e) Adjusted EBITDA or adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,300 associates and markets its products in approximately 80 countries around the world.  The Company was named to the 2010 Fortune 1000 list and to the 2010 IndustryWeek U.S. Manufacturing 500.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The tender offer for the Company’s 9 ¾% senior notes is being made solely by the Offer to Purchase and Consent Solicitation Statement dated October 1, 2010 and is not being made to holders of such notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  This press release is not a notice of redemption under the indenture governing the Company’s 9 ¾% senior notes.  Any such notice, if made, will only be made in accordance with the provisions of such indenture.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s guidance for 2010 earnings (or adjusted earnings) or earnings (or adjusted earnings) per share. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on medical devices, together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted, could have an adverse impact on the Company); the uncertain impact on the Company’s  providers, on the Company’s suppliers and on the demand for the Company’s products resulting from the current global economic conditions and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and the Company’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; legal actions or regulatory proceedings and governmental investigations; product liability claims; possible adverse effects of being leveraged, which could impact the Company’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose the Company to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; extensive government regulation of the Company’s products; failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company’s products or operations in the United States or abroad; incorrect assumptions concerning demographic trends that impact the market for the Company’s products; decreased availability or increased costs of materials which could increase the Company’s costs of producing or acquiring the Company’s products, including possible increases in commodity costs; the loss of the services of the Company’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the Company’s facilities or assets are located; provisions of Ohio law or in the Company’s  debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$437,476	$434,031	$1,270,544	$1,244,567
Cost of products sold	305,909	302,577	894,774	886,590
Gross profit	131,567	131,454	375,770	357,977
Selling, general and administrative expense	101,946	104,344	308,143	296,416
Loss on debt extinguishment including debt finance charges and associated fees	3,711	-	22,145	-
Charge related to restructuring activities*	-	1,857	-	3,757
Interest expense – net	4,987	7,477	16,839	25,020
Earnings before income taxes	20,923	17,776	28,643	32,784
Income taxes	5,325	4,300	10,550	9,250
Net earnings	$15,598	$13,476	$18,093	$23,534

Net earnings per share – basic	$0.48	$0.42	$0.56	$0.74
Weighted average shares outstanding – basic	32,431	31,970	32,389	31,945

Net earnings per share – assuming dilution	$0.48	$0.42	$0.56	$0.74
Weighted average shares outstanding – assuming dilution	32,524	32,004	32,529	31,952

*Cost of products sold includes inventory markdowns resulting from restructuring of $298 for both the three- and nine-month periods ending September 30, 2009, respectively.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net earnings	$15,598	$13,476	$18,093	$23,534
Interest expense	5,172	7,760	17,334	26,096
Income taxes	5,325	4,300	10,550	9,250
Depreciation and amortization	8,967	10,027	27,212	29,852
EBITDA	35,062	35,563	73,189	88,732
Restructuring charges	-	2,155	-	4,055
Bank fees	1,005	903	3,143	2,885
Loss on debt extinguishment including debt finance charges and associated fees	3,711	-	22,145	-
Stock option expense	2,453	1,528	5,293	3,310
Adjusted EBITDA(1)	$42,231	$40,149	$103,770	$98,982

(1) Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense), and loss on debt extinguishment including debt finance charges and fees.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate the Company’s performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net earnings per share – assuming dilution	$0.48	$0.42	$0.56	$0.74
Weighted average shares outstanding- assuming dilution	32,524	32,004	32,529	31,952
Net earnings	$15,598	$13,476	$18,093	$23,534
Income taxes	5,325	4,300	10,550	9,250
Earnings before income taxes	20,923	17,776	28,643	32,784
Restructuring charges	-	2,155	-	4,055
Amortization of discount on convertible debt	782	1,050	2,487	3,062
Loss on debt extinguishment, including debt finance charges and associated fees	3,711	-	22,145	-
Adjusted earnings before income taxes	25,416	20,981	53,275	39,901
Income taxes	7,175	4,250	14,650	9,500
Adjusted net earnings	$18,241	$16,731	$38,625	$30,401

Weighted average shares outstanding- assuming dilution	32,524	32,004	32,529	31,952
Less: Diluted shares related to convertible debt	-	-	(41)	-
Adjusted weighted average shares outstanding – assuming dilution	32,524	32,004	32,488	31,952
Adjusted earnings per share – assuming dilution(2)	$0.56	$0.52	$1.19	$0.95

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), changes in tax valuation allowances and loss on debt extinguishment including debt finance charges and fees divided by adjusted weighted average shares outstanding – assuming dilution, which excludes the dilutive impact of the convertible debt.  The Company is including the dilutive effect of shares necessary to settle the conversion spread on its convertible debentures in the GAAP earnings per share calculation.  The share adjustment is 41,000 shares for the nine months ended September 30, 2010. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  The Company believes that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $32,938,000 and $100,427,000 for the three and nine months ended September 30, 2010 and $32,551,000 and $81,827,000 for the three and nine months ended September 30, 2009, respectively.  The information by segment is as follows:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues from external customers
North America / HME	$190,925	$185,072	$556,000	$559,851
Invacare Supply Group	75,201	70,825	217,745	204,688
Institutional Products Group	19,777	23,462	64,755	67,469
Europe	128,613	134,604	369,446	360,209
Asia/Pacific	22,960	20,068	62,598	52,350
Consolidated	$437,476	$434,031	$1,270,544	$1,244,567

Earnings (loss) before income taxes
North America / HME	$15,091	$9,679	$37,117	$24,986
Invacare Supply Group	2,249	1,567	4,448	3,442
Institutional Products Group	1,864	3,629	7,002	6,721
Europe	12,769	12,372	26,596	23,393
Asia/Pacific	2,893	468	6,244	131
All Other	(13,943)	(9,939)	(52,764)	(25,889)
Consolidated	$20,923	$17,776	$28,643	$32,784

Restructuring charges before income taxes
North America / HME	$-	$(80)	$-	$255
Invacare Supply Group	-	60	-	60
Institutional Products Group	-	-	-	171
Europe	-	1,810	-	2,434
Asia/Pacific	-	365	-	1,135
Consolidated	$-	$2,155	$-	$4,055

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$15,091	$9,599	$37,117	$25,241
Invacare Supply Group	2,249	1,627	4,448	3,502
Institutional Products Group	1,864	3,629	7,002	6,892
Europe	12,769	14,182	26,596	25,827
Asia/Pacific	2,893	833	6,244	1,266
All Other	(13,943)	(9,939)	(52,764)	(25,889)
Consolidated	$20,923	$19,931	$28,643	$36,839

“All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.  In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	September 30, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$32,089	$37,501
Trade receivables – net	254,657	263,014
Inventories – net	182,597	172,222
Deferred income taxes and other current assets	52,973	55,727
Total Current Assets	522,316	528,464

Other Assets	115,000	133,311
Plant and equipment – net	130,037	141,633
Goodwill	495,184	556,093
Total Assets	$1,262,537	$1,359,501

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$144,910	$141,059
Accrued expenses	136,576	142,293
Accrued income taxes	4,121	5,884
Short-term debt and current maturities of long-term debt	1,016	1,091
Total Current Liabilities	286,623	290,327

Long-Term Debt	246,368	272,234
Other Long-Term Obligations	94,994	95,703

Shareholders’ Equity	634,552	701,237
Total Liabilities and Shareholders’ Equity	$1,262,537	$1,359,501

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$20,400	$46,895	$74,480	$86,007
Plus:
Net cash impact related to restructuring activities	-	1,073	-	3,212
Less:
Purchases of property and equipment, net	(3,190)	(3,268)	(11,299)	(9,405)
Free Cash Flow	$17,210	$44,700	$63,181	$79,814

 (3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).